Exhibit 4(d)

                        AMENDMENT NO. 3 TO RIGHTS AGREEMENT

     This Amendment made as of May 29, 1995, by and between LUBY'S CAFETERIAS, INC., a Delaware corporation (the "Company"), and AMERICAN STOCK TRANSFER & TRUST COMPANY ("AST").

                                   WITNESSETH:

     WHEREAS, a Rights Agreement dated as of April 16, 1991, was entered into between Luby's Cafeterias, Inc., a Texas corporation ("Old Luby's"), and AMERITRUST COMPANY, N.A., ("Ameritrust"), as Rights Agent, and was amended by Amendment No. 1 to Rights Agreement dated as of December 19, 1991, and by Amendment No. 2 to Rights Agreement dated as of February 7, 1995, which Rights Agreement as so amended by Amendments Nos. 1 and 2, is referred to hereinafter as the "Rights Agreement;" and

     WHEREAS, the Company has succeeded to all of the covenants, agreements, obligations, rights and benefits of Old Luby's under the Rights Agreement; and

     WHEREAS, the Company has appointed AST as successor Rights Agent under the Rights Agreement pursuant to Section 21 thereof, and AST has accepted such appointment; and

     WHEREAS, AST has succeeded to all of the covenants, agreements, obligations, rights and benefits of Ameritrust, as Rights Agent, under the Rights Agreement; and

     WHEREAS, Section 27 of the Rights Agreement provides that, prior to the Distribution Date (as therein defined), the Company and the Rights Agent, if the Company so directs, shall supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock (as therein defined);

     NOW, THEREFORE, the parties hereto agree as follows:

     Section 1. The foregoing recitals are adopted and made a part of this Amendment.

     Section 2. The Company hereby directs that the Rights Agreement be amended as provided in Section 3 below.

     Section 3. The stock certificate legend set forth in Section 3(d) of the Rights Agreement is hereby amended so as to read as follows:

     This certificate also evidences certain Rights as set forth in a Rights Agreement between LUBY'S CAFETERIAS, INC. and the initial Rights Agent dated as of April 16, 1991, as amended (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. The Company will mail to the holder of this certificate a copy of the Rights Agreement without charge promptly after receipt of a written request therefor. Under certain circumstances, as set forth in the Rights Agreement, such Rights may be evidenced by separate certificates and no longer be evidenced by this certificate, may be redeemed or exchanged or may expire.
     As set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement), whether currently held by or on behalf of such Person or by any subsequent holder, may be null and void.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

                                      LUBY'S CAFETERIAS, INC.

                                      By:  Ralph Erben
                                           ______________________
                                           Ralph Erben, President and
                                           Chief Executive Officer

                                      AMERICAN STOCK TRANSFER &
                                      TRUST COMPANY

                                      By:  Herbert J. Lemmer
                                           ______________________
                                           Herbert J. Lemmer
                                           Vice President